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                                                                 EXHIBIT 99.1



Supergen's board authorizes one million share stock repurchase program

     SAN RAMON, Calif., Sept. 28, 2000 -- SuperGen Inc. (NASDAQ: SUPG & SUPGZ) announced today that its board of directors has authorized a stock repurchase program of up to one million shares of the Company's common stock.

     "Our directors have strongly agreed that repurchasing SuperGen shares at this time is a very responsible use of the company's substantial cash resources," said Dr. Joseph Rubinfeld, chairman and chief executive officer of SuperGen. "With approximately $150 million in cash, equivalents and investments, our financial position is sufficiently strong to allow for both stock repurchase and continued execution of our strategy to be a leader in oncology. Indeed, our decision to implement this program underscores not only our belief that SuperGen's shares are substantially undervalued, but also our pledge to enhance shareholder value."

     SuperGen expects to use existing cash to finance these repurchases. The Company expects such purchases to be effected from time to time -- in the open market, in private transactions or otherwise, subject to market conditions. No assurance can be given as to the time period over which the shares will be repurchased or as to whether and to what extent the share repurchases will be consummated.

     Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

     This press release contains `forward-looking' statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements, including the statements regarding the strength of our financial position to execute our strategy to be a leader in oncology and our expected stock repurchases, involve certain risks and uncertainties. Actual results could differ materially from those projected in the `forward-looking' statements as a result of failure to obtain the clinical data necessary to support marketing approval of our products under development, unforeseen delays in clinical-trial management, adverse FDA actions, matters arising out of our relationship with Abbott Laboratories, our failure to complete stock repurchases due to our need to use our cash in currently unexpected ways or changes in market conditions, as well as other risk factors discussed in SuperGen's reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, the report in Form 10-K for the year ended December 31, 1999, and the report in Form 10-Q for the quarter ended June 30, 2000).

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